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                                                 WALDEN RESIDENTIAL PROPERTIES, INC.
                                             COMPUTATION OF NET RATIO OF EARNINGS TO COMBINED
                                                FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                        (Dollars in Thousands)


                                                                  Three Months Ended          Six Months Ended
                                                                       June 30,                    June 30,
                                                                   -----------------          ----------------
                                                                   1999          1998         1999        1998
                                                                   ----          ----         ----        ----

Income before extraordinary item and income
  allocated to minority interests . . . . . . . . . . . . . .      $16,304     $  8,363      $22,425      $17,001

Add:
    Interest on indebtedness . . . . . . . . . . . . . . . .        15,337       13,374       30,184       26,688
    Amortization . . . . . . . . . . . . . . . . . . . . . .           741          252        1,359          485
                                                                   -------     --------      -------      -------
       Earnings . . . . . . . . . . . . . . . . . . . . . . .      $32,382     $ 21,989      $53,968      $44,174
                                                                   =======     ========      =======      =======
Fixed charges and preferred distributions:
     Interest on indebtedness . . . . . . . . . . . . . . . .      $15,337     $ 13,374      $30,184      $26,688
     Amortization . . . . . . . . . . . . . . . . . . . . . .          741          252        1,359          485
                                                                   -------     --------      -------      -------
       Fixed charges . . . . . . . . . . . . . . . . . . . .        16,078       13,626       31,543       27,173
     Add:
       Preferred distributions  (1) . . . . . . . . . . . . .        4,793        4,796        9,587        9,592
                                                                   -------     --------      -------      -------
          Combined fixed charges and
           preferred distributions . . . . .. . . . . . . .        $20,871     $ 18,422      $41,130      $36,765
                                                                   =======     ========      =======      =======
Ratio of earnings to fixed charges . . . . . . . . . . . . .         2.01x        1.61x        1.71x        1.63x

Ratio of earnings to fixed charges and
   preferred distributions . . . . . . . . . . . . . . . . .         1.55x        1.19x        1.31x        1.20x


(1)  Includes dividends on preferred stock and preferred distributions to minority interest holders.
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